AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is dated July 2, 2010, and is by and between Crown Marketing, a Wyoming corporation (the “Company”) and Green4Green, a Wyoming corporation (“Green4Green”).

R E C I T A L S

WHEREAS, the shareholder of Green4Green ("Shareholder") owns all of the shares of capital stock of Green4Green (the “Green4Green Shares”);

WHEREAS,  the Company is an inactive public company, and is not required to file reports under Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act");

WHEREAS, the Board of Directors of the Company and Green4Green deem it advisable that the acquisition by the Company of Green4Green be effected through an exchange (the "Exchange") of Green4Green Shares pursuant to this Agreement;

WHEREAS, the Company desires to acquire all of the outstanding Green4Green Shares for shares of Common Stock of the Company.

A G R E E M E N T

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in reliance upon the representations and warranties hereinafter set forth, the parties agree as follows:

I.  EXCHANGE

1.01  Exchange.  The Shareholder shall exchange all of his Green4Green Shares for a total of 4,000,000 shares of Common Stock of the Company (the "Common Stock") at the Closing of this Agreement. Immediately prior to Closing there shall be 89,080 shares of Common Stock outstanding, so that after Closing the Company shall have outstanding 4,089,080 shares of Common Stock.

1.02.

Closing.  The Closing of the transactions contemplated by this Agreement (the "Closing") shall take place on execution of this Agreement.

1.03.

Deliveries.  Upon Closing, the parties are delivering the following documents:

1.03(a).  The items and documents set forth in Sections 1.01 and 1.02.

1.03(b).  The Company shares of Common Stock described in Section 1.02.

II.

REPRESENTATIONS AND WARRANTIES OF GREEN4GREEN

Green4Green represents and warrants to the Company as follows, as of the date of this Agreement and as of the Closing:

2.01.  Organization.

2.01(a).  Green4Green is a corporation duly organized, validly existing and in good standing under the laws of the State of Wyoming; Green4Green has the corporate power and authority to carry on its business as presently conducted; and Green4Green is qualified to do business in all jurisdictions where the failure to be so qualified would have a material adverse effect on its business.

2.02.  Capitalization.

2.02(a).  The authorized capital stock and the issued and outstanding shares of Green4Green is as set forth on Exhibit 2.02(a).  All of the issued and outstanding shares of Green4Green are duly authorized, validly issued, fully paid and nonassessable.

2.02(b).  Except as set forth in Exhibit 2.02(b) there are no outstanding options, warrants, or rights to purchase any securities of Green4Green.

2.03.

Subsidiaries and Investments.  Green4Green does not own any capital stock or have any interest in any corporation, partnership or other form of business organization, except as described in Exhibit 2.03 hereto.

2.04.

No Undisclosed Liabilities.  To the best knowledge of Green4Green, other than as described in Exhibit 2.04 attached hereto, Green4Green is not subject to any material liability or obligation of any nature, whether absolute, accrued, contingent, or otherwise and whether due or to  become due, which is not reflected or reserved against in the Financial Statements, except those incurred in the normal course of business.

2.05.

Disclosure.  To the actual knowledge of Green4Green, neither this Agreement, the Financial Statements nor any other agreement, document, certificate or written or oral statement furnished to the Company by or on behalf of Green4Green in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or when taken as a whole omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

2.06.

Authority.  Green4Green has full power and authority to enter into this Agreement and to carry out the transactions contemplated herein.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized and approved by the Board of Directors of Green4Green and no other corporate proceedings on the part of Green4Green are necessary to authorize this Agreement and the transactions contemplated hereby.

III.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Green4Green as follows, as of the date of this Agreement and as of the Closing:

3.01.  Organization.

3.01(a).  The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Wyoming; has the corporate power and authority to carry on its business as presently conducted; and is qualified to do business in all jurisdictions where the failure to be so qualified would have a material adverse effect on the business of the Company.

3.01(b).  The copies of the Articles of Incorporation of the Company, as certified by the Secretary of State of Wyoming, and the Bylaws of the Company are complete and correct copies of the Certificate of Incorporation and the Bylaws of the Company as amended and in effect on the date hereof.  All minutes of meetings and actions in writing without a meeting of the Board of Directors and shareholders of the Company are contained in the minute book of the Company and no minutes or actions in writing without a meeting have been included in such minute book since such delivery to Green4Green that have not also been delivered to Green4Green.

3.02.

Capitalization of the Company.  The authorized capital stock of the Company consists of an unlimited number of shares of Common Stock, no par value, of which 89,080 shares will be outstanding at Closing, and an unlimited number of shares of preferred stock, no par value, none of which is outstanding.  All outstanding shares are duly authorized, validly issued, fully paid and non-assessable.

3.03.

Authority.  The Company has full power and authority to enter into this Agreement and to carry out the transactions contemplated herein.  The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the issuance of the Company Shares in accordance with the terms hereof, have been duly authorized and approved by the Board of Directors of the Company and no other corporate proceedings on the part of Company are necessary to authorize this Agreement, the transactions contemplated hereby and the issuance of the Company Shares in accordance with the terms hereof.

3.04.

No Undisclosed Liabilities.  Other than as described in Exhibit 3.04 attached hereto, the Company is not subject to any material liability or obligation of any nature, whether absolute, accrued, contingent, or otherwise and whether due or to become due.

3.05.

Disclosure.  To the actual knowledge of the Company, neither this Agreement nor any other agreement, document, certificate or written or oral statement furnished to Green4Green and the Shareholders by or on behalf of the Company in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or when taken as a whole omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

IV.

SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

All representations, warranties and covenants of the Company and Green4Green contained herein shall survive the consummation of the transactions contemplated herein and remain in full force and effect.

V.  CONDITIONS TO CLOSING

5.01.

Conditions to Obligation of Green4Green.  The obligations of Green4Green under this Agreement shall be subject to each of the following conditions:

5.01(a).  The representations and warranties of the Company herein contained shall be true in all material respects at the Closing with the same effect as though made at such time.  The Company shall have performed in all material respects all obligations and complied in all material respects, to its actual knowledge, with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing.

5.01(b).  No injunction or restraining order shall be in effect, and no action or proceeding shall have been instituted and, at what would otherwise have been the Closing, remain pending before a court to restrain or prohibit the transactions contemplated by this Agreement.

5.01(c).  All statutory requirements for the valid consummation by the Company of the transactions contemplated by this Agreement shall have been fulfilled.  All authorizations, consents and approvals of all governments and other persons required to be obtained in order to permit consummation by the Company of the transactions contemplated by this Agreement shall have been obtained.

5.01(d).

The fulfillment of the obligations of the Company set forth in Section 6.02.

5.02.

Conditions to Obligations of the Company.  The obligation of the Company under this Agreement shall be subject to the following conditions:

5.02(a).  The representations and warranties of Green4Green herein contained shall be true in all material respects as of the Closing, and shall have the same effect as though made at the Closing; Green4Green shall have performed in all material respects all obligations and complied in all material respects, to its actual knowledge, with all covenants and conditions required by this Agreement to be performed or complied with by it prior to the Closing.

5.02(b).  No injunction or restraining order shall be in effect prohibiting this Agreement, and no action or proceeding shall have been instituted and, at what would otherwise have been the Closing, remain pending before the court to restrain or prohibit the transactions contemplated by this Agreement.

5.02(c).  All statutory requirements for the valid consummation by Green4Green of the transactions contemplated by this Agreement shall have been fulfilled.  All authorizations, consents and approvals of all governments and other persons required to be obtained in order to permit consummation by Green4Green of the transactions contemplated by this Agreement shall have been obtained.

VI.

CERTAIN AGREEMENTS

6.01.

Registration Statement.  Immediately after Closing the Company shall offer its securities for sale in one or more private placement, and thereupon file a registration statement on Form S-1 or other appropriate form as soon as practicable following the Closing registering all of the securities offered and sold. The Company shall use its best efforts to cause such registration statement to be declared effective and to remain effective for at least nine months.

6.02.

Reporting Requirements.  The Company shall file all reports required by Section 15(d) of the Securities Act of 1933 and shall maintain its books and records in accordance with Sections 12 and 13 of the Securities Exchange Act of 1934.  The parties agree that the failure of the Company to make such filings with the Securities and Exchange Commission shall constitute a material breach of this Agreement.

VII.

MISCELLANEOUS

7.01.

Finder's Fees, Investment Banking Fees.  Neither Green4Green nor the Company have retained or used the services of any person, firm or corporation in such manner as to require the payment of any compensation as a finder or a broker in connection with the transactions contemplated herein.

7.02.

Tax Treatment.  The transactions contemplated hereby are intended to qualify as a so-called Atax-free@ reorganization under the provisions of Section 368 of the Code.  The Company and Green4Green acknowledge, however, that they each have been represented by their own tax advisors in connection with this transaction; that neither has made any representation or warranty to the other with respect to the treatment of such transaction or the effect thereof under applicable tax laws, regulations, or interpretations; and that no attorney's opinion or private revenue ruling has been obtained with respect to the effects thereof under the Internal Revenue Code of 1986, as amended.

7.03.

Further Assurances.  From time to time, at the other party's request and without further consideration, each of the parties will execute and deliver to the others such documents and take such action as the other party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

7.04.

Parties in Interest.  Except as otherwise expressly provided herein, all the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective heirs, beneficiaries, personal and legal representatives, successors and assigns of the parties hereto.

7.05.

Entire Agreement; Amendments.  This Agreement, including the Schedules, Exhibits and other documents and writings referred to herein or delivered pursuant hereto, which form a part hereof, contains the entire understanding of the parties with respect to its subject matter.  There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein or therein.  This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter.  This Agreement may be amended only by a written instrument duly executed by the parties or their respective successors or assigns.

7.06.

Headings, Etc.  The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Agreement.

7.07.

Pronouns.  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

7.08.

Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

7.09.

Governing Law.  This Agreement shall be governed by the laws of the State of Wyoming (excluding conflicts of laws principles) applicable to contracts to be performed in the State of Wyoming.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as the date first above written.

CROWN MARKETING

GREEN4GREEN

By:

/s/ Igor Produn

By:

/s/ Igor Produn

Igor Produn

Igor Produn

President

President